TASKPORT

Richard Lusk
CEO
Taskport
885 West 16th St.
Newport Beach CA
92663

March 24, 2004

Mr. Jnan Dash
6789 Glenview Drive
San Jose, California 95120

Dear Jnan,

I am pleased to confirm that Taskport, Inc. ("Taskport") wishes to retain you for services in the capacity of Taskport's Chief Technology Officer. As a part of these services, your major responsibilities will be to set the overall technical strategy for Taskport, to provide our developers with advice and counsel, to assist in the recruitment of additional developers and/or the selection of outsourced development consultants, to assist in the closing of financing, to fulfill the role of chief technical evangelist and to build support for Taskport's architecture with third party developers.

In exchange for your services, you will receive the following compensation:

1. Taskport will pay you $10,000 per month, commencing upon the successful closing of Taskport's first round of financing of at least $3,000,000.
2. Taskport will reimburse you for your actual and reasonable travel and entertainment expenses. Reimbursement of these expenses will follow the guidelines outlined in Taskport's travel and expense policy.
3. Taskport will grant stock to you in the following amounts and upon achieving the following milestones during the term of this services agreement or, if you should become an employee of Taskport, during the term of your employment with Taskport:
    a. 50,000 Taskport common shares upon the commencement of your term of service;
    b. 75,000 Taskport common shares upon the closing of Taskport's first round of financing in the amount of at least $3,000,000.
    c. 50,000 Taskport common shares upon the successful beta launch of Taskport's group collaboration product.
    d. 75,000 Taskport common shares upon the successful production launch of Taskport's group collaboration product.
    e. 50,000 Taskport common shares upon achieving 1,000,000 subscriptions to the Taskport service by customers.

The term of your services will begin on Thursday, April 1, 2004 and will be for a term of ninety (90) days, with automatic monthly renewals unless terminated.

At the commencement of your services you will be requested to execute a Non-Disclosure/Intellectual Property Agreement.

Please indicate your agreement with the terms as set forth herein by signing the enclosed copy of this letter where indicated and returning it to me.

All of us at Taskport look forward to your acceptance of this agreement and the commencement of your services to Taskport.

Thank you,

Richard Lusk
Chief Executive Officer

cc: DeWayne Martin

I concur and agree with all of the terms in this letter:

BY: J.R. Dash

NAME: Jnan R. Dash

SS NUMBER: ______________________